content="text/html; charset=iso-8859-1"> KPMG Consent - YUM! 401K Form 11-K
EXHIBIT 23

Consent of Independent Auditors

The Board of Directors YUM! Brands, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-36893 and 333-32048) on Form S-8 of YUM! Brands, Inc. (formerly TRICON Global Restaurants, Inc.) of our report dated March 15, 2002 relating to the financial statements and supplemental schedules of the TRICON 401K Plan (formerly the TRICON Long Term Savings Program) as of September 30, 2001 and December 24, 2000, and for the period from December 25, 2000 through September 30, 2001 and for the period from January 1, 2000 through December 24, 2000, which report appears in the September 30, 2001 annual report on Form 11-K of YUM! Brands, Inc.

KPMG LLP

Louisville, Kentucky October 25, 2002